JANUARY 17, 2025
All Support partners
Back to Starbucks: Transforming our support organization

Partners,
In September, we outlined our plan to revitalize Starbucks by focusing on what has always set us apart: a welcoming coffeehouse where people gather and where we serve the finest coffee, handcrafted by our skilled baristas.
Since then, we have been enhancing the in-store experience with the return of the condiment bar, writing on cups, more ceramic mugs and a revised code of conduct. We've shifted our marketing from discounts to highlighting our brand story and coffee leadership. We’ve taken steps on pricing transparency by removing the non-dairy milk upcharge. We’ve set a goal of a four-minute wait time in cafés and have provided additional coverage hours in over 3,000 stores. We’ve doubled paid parental leave for our U.S. retail teams and aim to promote internally for 90% of retail leadership roles in three years.
We have much more work to do but I'm pleased with the progress we've made and appreciate how everyone has rallied around the plan.
Our initial work has – rightly – focused on our U.S. and Canada stores and the store experience. However, as we look to transform our business globally, we also need to examine the role, structure and size of our support teams around the world.

Across our support teams, we have many talented partners with deep expertise and a strong, skilled team that is driving impact for our customers, partners and business every day. As I’ve spent time working with teams across the business and observed how we work, it’s also clear that we have some opportunities to operate more efficiently. Additional opportunities include:

•Increased ownership and accountability: We need to ensure all our work has a clear owner, who can make decisions, and who is accountable for achieving the goals. This will help us move faster.
•Clear priorities and reduced complexity: Our Back to Starbucks plan is the priority, and we need to stay focused, reduce complexity and remove conflicting goals.
•Better integration: We need to reduce silos and duplication of effort. Our size and structure can slow us down, with too many layers, managers of small teams and roles focused primarily on coordinating work.

We need to meaningfully change how our support teams are organized and how we work, making sure that we have the capacity and capabilities to deliver on Back to Starbucks, and are prioritizing the areas that have the biggest impact on the experience in our stores.
We have recently begun the work to define the support organization for the future. We are approaching this work thoughtfully, but it will involve difficult decisions and choices. I expect that, unfortunately, we will have job eliminations and smaller support teams moving forward. This work will not affect our in-store teams or the investments we are making in store hours.
We will communicate changes by early March. I do not take these decisions lightly, and I appreciate that this will create uncertainty and concern between now and then. I wanted to be transparent about our progress and our plans and ensure that you hear about this work directly from me.
Thank you for all you are doing.
Brian

Brian Niccol
chairman and chief executive officer